Exhibit 10.59

PERSONAL/ CONFIDENTIAL
Mr. Richard Wong 23 Sunbird Avenue
Singapore 487340

Date July 8, 2008 Reference PB/em
Direct Dial +41 44 944 22 85
Telefax +41 44 944 22 55

Employment Agreement

between Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland, and Richard Wong born June 23, 1964, citizen of Singapore.

The parties enter into an employment agreement on the terms and conditions set forth below:

Function

Employing Company I
Position Location

Remuneration

Head Asia/Pacific, Member of the Group Management Committee (GMC) of the METTLER TOLEDO Group.
Mettler-Toledo (S) Pte Ltd, Singapore (MT-SG). The principal place of work is Singapore. Given the international presence of the company, employee's duties will require regular business travel to the Group's various locations, in particular to China and throughout Asia/Pacific.
If not otherwise stipulated in this agreement, the general rules of employment of MT-SG apply.
Base Salary of SGD 380'400.-- gross per annum, effective January 1, 2009.
This Base Salary includes the Singapore "AWS" and is paid out according to local rules in monthly installments.
This Base Salary will be reviewed for the first time per April 1, 2010.
Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then current plan and regulations. Under this plan employee is eligible to earn a Bonus based upon achievement of various financial and personal targets. For 100% target achievement, the bonus is currently SGD 171'180.-- gross (45% of base salary). The scaling of the bonus system, and selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board of Directors.

Exhibit 10.59
Employment Agreement Richard Wong dated July 8, 2008    2
Head Asia/Pacific

Expenses        Reimbursement of actual business expenses against documentation in line with MT-SG regulations and Group policies.
Transport Allowance    The company pays a transport allowance of SGD 30'000.-- gross per annum, payable in twelve monthly installments of SGD 2'500-- gross.
Equity Incentive Plan        Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.
Personnel Insurance        Participation in the personnel insurance plans as established by MT SG for its employees and as might be amended from time to time. Actual plans in place:

■Hospitalization and surgical
■Clinical, covering the outpatient services
■Personal Accident
■Group Terms Life
Vacation

Duration/ Notice Period/ Termination
Confidentiality

Non-Competition

Applicable Law

25 working days per calendar year, which includes compensation for overtime. Unused vacation days cannot be converted for cash payment. Unused vacation days in a given year can be carried forward to a maximum of one year only.
This employment agreement starts on January 1, 2009 and is of unlimited duration. It can be terminated by either party without cause by giving 12 months notice in writing to the end of a month.
Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.
While employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.
This agreement shall be governed by Singapore law.